RICHARD J. LEEDY
                                     LAWYER
                           44 West Broadway   Suite 703
                           Salt Lake City, Utah 84101
                            Telephone (801 359 1767
                            Facsimile (801) 355 5199

                                  July 3, 2002

Mr.  Henry  Martens
Nutri  Berry  Industries,  Inc.
20269  Fraser  Highway
Langley,  British  Columbia  V3A-4E7

Re:  Opinion  on  Offered  Shares

Mr.  Martens:

     I have been requested to render an opinion regarding offered shares of Nutri Berry Industries, Inc. common stock.

     In rendering this opinion, I have been furnished and have examined the following documents:

          Registration Statement on Form SB-2 for Nutri Berry Industries, Inc. Articles of Incorporation
          Certificate  of  Amendment  of  Incorporation
          Articles  of  Merger
          Plan  of  Merger
          Corporate  Minutes
          Plan  of  Reorganization  and  Change  of  Domicile
          Bylaws

     I  assume  that all of the above documents are genuine.   I am advised that
the Registration Statement will be filed with the United States Securities and Exchange Commission.

     I have verified certain information with the Secretary of State for the State of Nevada and I have also reviewed applicable Nevada law.

     Nutri Berry Industries, Inc. is a Nevada corporation in good standing. The Form SB-2 offers two million (2,000,000) shares of Nutri Berry Industries, Inc. common stock which  is  from  authorized  but  unissued  capital  stock.

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     The  Shares  offered  pursuant  to  the  Form  SB-2  are  authorized.  Upon completion  of  the offering, the shares purchased will be validly issued and/or
transferred  and  outstanding.   (Nev.  Rev. Stat. 78.211.2) Upon receipt of the
purchase  price  by  Nutri Berry Industries, Inc., the shares will be fully paid
(Nev.  Rev.  Stat.  78-211.2).  The  shares will be nonassessable     (Nev. Rev.
Stat. 78-195.3 and Art. of Inc. VII). A purchaser is entitled to one vote for each share purchased (Nev. Rev. Stat. 78.196) A purchaser will not have preemptive rights to purchase additional shares from authorized but unissued capital.

     I consent to my name being used in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

     If there are any questions regarding this opinion, or any other matter connected with the Company's registration, please do not hesitate to call.

Yours  truly



/s/ Richard J. Leedy

Richard  J.  Leedy